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                                  EXHIBIT 99.1

                               SHAREHOLDER LETTER


                                  See attached.

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Fellow Shareholders,

REPORTING ON THE RESULTS OF OUR FISCAL YEAR 2000 ANNUAL SHAREHOLDER MEETING HELD ON OCTOBER 11, 2001. As you are aware our meeting had been delayed due to the Merger Agreement process with SPX Corporation. All director nominees were re-elected to serve until our next annual meeting to be held in May 2002. Of the eligible voting shares, 32,398,772 votes were cast in favor of the election of the director nominees, representing 94.7% of the total outstanding shares of record as of September 11, 2001. No other business was conducted at the meeting. Your Board of Directors are as follows:

                           Ralph Armijo
                           William James
                           Thomas Marquis
                           Harold Poling
                           Martin Suchik
                           Steve Toth Jr.

Your Board has served in an exemplary manner during its extended service and provided insight and direction throughout the merger developments with SPX Corporation. I wish to extend our gratitude for their efforts.

BRINGING OUR FISCAL YEAR ENDING SEPTEMBER 30, 2001 INTO PERSPECTIVE. Revenue has been severely impacted by the significant and rapid down turn in conditions generally affecting the industry in which we compete. While this pales in comparison to the events of September 11th, the relevance to the economic downturn, which began for us in 2001 second quarter, continues to slow down revenue growth. In particular, our automotive clients have diverted marketing support monies to transaction related rebates to protect market share and more recently zero-percent incentives for vehicle buyers. This may be good news for you as a vehicle purchaser, but it is bad news for your Company. Based on the negative earnings being reported by the North America manufacturers, and not withstanding the help it is providing to stimulate economic activity during this critical time, these initiatives are considered not healthy for the industry and we believe are not sustainable.

Beginning with the fiscal 2001 second quarter, our clients deferred or cancelled engagements for our services in excess of $33 million. These actions were without precedent as to their abruptness and the Company had to respond to rapidly "right-size" operations in accordance with the dramatic impact on our business. In addition, during the 2001 third quarter $4.1 million (pre-tax), or $0.12 per share, in unusual charges connected with the merger and restructuring were incurred.

The positive news, however, is that we view the current downturn associated with the diversion of market support monies as temporary and believe that our automotive clients will become aggressive in their need to recognize and perpetuate brand support. As a one-stop-shop that delivers affordable solutions for marketing alternatives, we've remained stable and managed our human capital resources to maintain our position as a preferred services provider. This should represent value to our clients who have been reducing their experienced staffs as part of their own cut-backs. We are at a reduced expense run rate and we think the actions we have taken to produce expense reductions and savings will result in cost reductions exceeding $17 million in our 2002 fiscal year.




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We've successfully launched VSI Acceptance and obtained a credit facility unique to it of $50 million with a major institution. This unit will provide marketing, administrative and factoring services for automotive dealer/resellers, retailing factory authorized extended service contracts to new and used vehicle buyers in the United states and Canada. We are exceeding our forecasted trend rate by 39% after only seven months of operations and we see this as significant to our portfolio of marketing services.

UPDATE ON MERGER DISPUTE. We continue with our conclusion that SPX does not have grounds to invoke a material adverse effect clause or to walk away from our agreement. Our Board has been resolute in its authorization to pursue every legal remedy against SPX Corporation for its willful material breach of our agreement. On September 21, 2001 the Company filed a lawsuit in Oakland County, Michigan Circuit Court to enforce the merger agreement. The lawsuit requests the court to require SPX to complete the acquisition of VSI Holdings and/or award damages to VSIH and its shareholders.

Thank you for your continued commitment and investment.


Sincerely,



Steve Toth Jr.
Chairman/CEO